Exhibit 99.2

Additional information regarding final data from the Company’s Phase 1 dose-selection clinical trial of SPR994

Our completed Phase 1 clinical trial of SPR994 assessed the safety, tolerability and pharmacokinetics of orally administered SPR994, including the impact of utilizing immediate and sustained release formulations to optimize the pharmacokinetic profile of the drug. In addition, the trial evaluated the impact of administration of SPR994 in the fed and fasted state. We believe the final data from the trial, which expand on the interim data we announced in July 2018, are sufficient to enable us to refine a pharmacokinetic/pharmacodynamic (PK/PD) model to support the selection of an SPR994 dosing regimen for our planned pivotal Phase 3 clinical trial of SPR994 based on plasma drug concentrations and accounting for inter-patient PK variability. Specifically, we believe the final data from the trial support the advancement of SPR994 at a dose of 600 mg administered three times per day (TID) into a pivotal Phase 3 clinical trial. We have scheduled a pre-Phase 3 meeting with the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2018 and, subject to FDA feedback, we expect to submit an investigational new drug application with the FDA and initiate a pivotal Phase 3 clinical trial of SPR994 for the treatment of complicated urinary tract infections (cUTI) around year-end 2018.

The Phase 1 clinical trial enrolled 124 healthy adult volunteers into 14 single-ascending dose (SAD) cohorts and two multiple-ascending dose (MAD) cohorts evaluating formulations of SPR994 at single oral doses ranging from 100 mg to 900 mg in the SAD cohorts and repeated doses of 300 mg and 600 mg orally TID for 14 days in the MAD cohorts. Final results from the Phase 1 clinical trial demonstrated that:

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Oral administration of SPR994 was well-tolerated at all doses tested. A linear and proportional increase in plasma concentration was observed following oral administration of doses ranging from 100 mg to 900 mg of SPR994, with no accumulation over 14 days of repeated dosing.

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Administration of SPR994 following a high fat meal did not substantially alter the plasma exposure as compared with administration to volunteers in a fasted state. We believe these data indicate that SPR994 can likely be administered without regard to meals.

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The mean plasma free drug concentrations versus time observed following administration of SPR994 300 mg and 600 mg of the immediate-release dose formulation to healthy adult volunteers are presented in the figure below. The mean plasma concentrations of tebipenem remained above the MIC90 for the relevant bacterial pathogens for >50% of an 8-hour dosing interval (TID administration). We believe this exposure level would be effective as a treatment for cUTI based on preclinical PD models.

Tebipenem Pharmacokinetic Profile Following Administration of 300 mg and 600 mg of SPR994 (IR)

to Healthy Volunteers (Mean +/- SD)

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Renal elimination of tebipenem at 300 mg and 600 mg TID resulted in urine concentrations that were approximately 50 to 100-fold higher than the maximum plasma free drug concentrations following the administration of 300 mg and 600 mg of SPR994 and in excess of the MIC90 of the most prevalent urinary pathogens for greater than the 8-hour dosing interval, as presented in the figure below. We believe this provides an added margin of exposure for the treatment of cUTI with SPR994 600 mg administered orally TID.

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The tebipenem plasma free drug exposure predicted following the administration of SPR994 600 mg orally TID (expressed as a function of the dosing interval, fAUC/tau) was comparable to that observed following the administration of ertapenem (1 g) administered intravenously every 24 hours in a third-party clinical trial that did not involve a comparison of ertapenem with SPR994. Because both ertapenem and tebipenem exhibit time and concentration-dependent antibacterial activity, we believe that the similar plasma free drug exposures over time mitigate the risk of comparing the efficacy of oral tebipenem with IV-administered ertapenem in our planned pivotal Phase 3 clinical trial of SPR994.

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The most common adverse event observed in the Phase 1 trial was diarrhea/soft stool, occurring in 13/87 (14.9%) of SPR994-treated subjects. These events were of mild severity (generally a single episode of loose stool), largely occurred early (day 1-2) during repeated dose treatment, and were resolved within 24 hours despite continued treatment in the MAD portion of the trial. There was no notable difference in the frequency, severity, or duration of diarrhea in subjects receiving 300 mg or 600 mg of SPR994 TID and there were no discontinuations. The observed frequency of diarrhea/soft stool is generally in line with prior experience with amoxicillin-clavulanate (9%), Orapenem® (9.5%) and other carbapenem antibiotics, including ertapenem (9.2-10.3%), in third-party clinical trials. There were no reported cases of clostridium difficile infections.

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3/87 (3.4%) of SPR994-treated subjects experienced a treatment emergent adverse event (TEAE) of elevated alanine transaminase (ALT) levels at or above the upper limit of normal (ULN). All cases of TEAEs of ALT elevations occurred in the MAD portion of the trial with two subjects experiencing elevations <3x ULN and a single subject in the 300 mg cohort reaching a maximum value of >3x, which is the ULN. Of note, the ALT level in this subject declined despite continued dosing with SPR994 300 mg TID through day 14. There were no Hy’s law cases or other evidence of drug-induced liver injury. ALT elevation is a known class effect of carbapenem antibiotics, including Orapenem (reported as <1% in clinical trials and the post-marketing surveillance study), and the data received to date for SPR994 suggest that its effect on ALT levels is comparable to that observed with other carbapenems. In third-party clinical trials that did not involve a comparison of such drugs with SPR994, ALT elevations were reported for ertapenem (8%), ceftaroline (2%) and aztreonam (10-38%) (as reported in the LiverTox database maintained by the National Institute of Diabetes and Digestive and Kidney Diseases), as well as for doripenem (4.0%) and ceftazidime-avibactam (4.6%) (as reported in the FDA summary basis for approval of ceftazidime-avibactam (Avycaz®)).